Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. EXPANDS HEADQUARTERS WITH A NEW 50,000 SQUARE-FOOT OFFICE LEASE IN JERICHO, NY

Jericho, NY – August 8, 2025 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”) (collectively “Esquire”), today announced that it has executed a new headquarters lease at 300 Jericho Quadrangle, Jericho, New York, adjacent to its current headquarters location. The 50,000 square-foot space spans two floors and will feature a private entrance as well as dedicated indoor space and 16,000 square feet of outdoor space for employees, clients, and Esquire events.

The new lease will nearly double Esquire’s current office footprint, reflecting the Bank’s continued investment in its valued employees and future growth as it executes on its long-term vision.  The new workspace will be designed to foster an improved work environment, enhance communication and collaboration amongst employees, and play a key role in Esquire’s overall recruitment and retention strategy, with team members expected to transition to the new location in late 2026. The 12-year lease was brokered by Sabre Real Estate Group.

“This headquarters expansion validates our focus on building and enhancing our client-centric and tech-focused company to support continued growth for the complex and fragmented businesses we serve both nationally and locally,” stated Tony Coelho, Chairman of the Board.

“After another year of industry leading performance and growth, this new headquarters will position us to attract top talent while giving our teams the needed state-of-the-art environment to continue to deliver exceptional service to our clients.” said Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. The Company was named to Fortune's 2024 Fastest-Growing Companies list. For more information, visit www.esquirebank.com.

Contact Information:

Prosek Partners

646-818-9051 / pro-Esquire@prosek.com